UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.             )

Filed by the Registrant   ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Inphi Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INPHI CORPORATION

3945 Freedom Circle, Suite 1100

Santa Clara, California 95054

(408) 217-7300

April 25, 2012

Dear Stockholder:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders. The 2012 Annual Meeting of Stockholders will be held at 9:00 a.m., Pacific Time, on Thursday, May 24, 2012, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, California 94304.

The formal notice of the 2012 Annual Meeting of Stockholders and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the 2012 Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting by telephone or via the Internet. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the 2012 Annual Meeting of Stockholders.

Sincerely,

/s/ John Edmunds

John Edmunds

Chief Financial Officer and Secretary

INPHI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2012

To Our Stockholders:

Inphi Corporation will hold its 2012 Annual Meeting of Stockholders at 9:00 a.m., Pacific Time, on Thursday, May 24, 2012, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, California 94304. We are holding the 2012 Annual Meeting of Stockholders:

•	to elect Class II directors to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the 2012 Annual Meeting of Stockholders and any adjournments or postponements of the 2012 Annual Meeting of Stockholders.

Only stockholders of record at the close of business on April 13, 2012 are entitled to notice of, and to vote at the 2012 Annual Meeting of Stockholders and any adjournments or postponements thereof. For ten days prior to the 2012 Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054.

It is important that your shares are represented at this 2012 Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card, by telephone or via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ John Edmunds

John Edmunds

Chief Financial Officer and Secretary

Santa Clara, California

April 25, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2012.

Our Proxy Statement for our 2012 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended December 31, 2011 and our Annual Report on Form 10-K are available on our website at www.inphi.com.

i

INPHI CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Inphi Corporation, a Delaware corporation, of proxies to be used at our 2012 Annual Meeting of Stockholders and any adjournments or postponements thereof (referred to herein as the Annual Meeting). Our Annual Meeting will be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, California 94304 at 9:00 a.m., Pacific Time, on Thursday, May 24, 2012. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 25, 2012.

Appointment of Proxy Holders

Our Board asks you to appoint Ford Tamer and John Edmunds as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card or by using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 13, 2012, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 13, 2012, we had 28,285,019 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of April 13, 2012. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either by telephone, via the Internet, by mail or in person as described below. Our Board recommends that you vote by telephone, via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the instructions on the voting instruction card received from the bank or broker.

Voting by Telephone or via the Internet. You can vote by proxy by telephone or via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you receive.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope or as instructed on the voting instruction card.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a legal proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class II director and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the two nominees for Class II directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of April 13, 2012, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) is not considered a routine matter, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposal 1.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone, e-mail, or facsimile. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our bylaws provide for a Board of Directors consisting of not fewer than three (3) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at seven (7) members.

Our Board is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are David J. Ladd and Lip-Bu Tan and their terms will expire at the annual meeting of stockholders to be held in 2014.

•	Our Class II directors are Diosdado P. Banatao and Ford Tamer and their terms will expire at the Annual Meeting.

•	Our Class III directors are Chenming C. Hu, Peter J. Simone and Sam S. Srinivasan and their terms will expire at the annual meeting of stockholders to be held in 2013.

Our Board, upon the recommendation of the nominating and corporate governance committee, has selected Mr. Banatao and Dr. Tamer as nominees for election as Class II directors at the Annual Meeting. Two Class II directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2015 or until they resign, are removed or their successors are elected and qualified. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the two nominees. If either nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

The names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should continue to serve on our Board, are set forth below.

Diosdado P. Banatao has served on our Board and as chairman of our Board since December 2000 and served as our Interim President and Chief Executive Officer from October 2006 to August 2007. Mr. Banatao has been a Managing Partner of Tallwood Venture Capital, a venture capital firm, since July 2000 and served as Interim President and Chief Executive Officer at Ikanos Communications, Inc. since June 2011 and from April 2010 to August 2010. From April 2008 to June 2009, he also served as Interim Chief Executive Officer of SiRF Technology Holdings, Inc., which was acquired by CSR plc in June 2009. Prior to forming Tallwood, Mr. Banatao was a venture partner at Mayfield Fund from January 1998 to May 2000. Mr. Banatao co-founded three technology startups: S3 Incorporated, Chips & Technologies and Mostron. He also held positions in engineering and general management at National Semiconductor Corporation, Seeq Technologies and Intersil Corporation. Mr. Banatao currently serves on the board of directors of Ikanos Communications, Inc. He previously served as on the board of directors of SiRF Technology (acquired by CSR plc); CSR plc; Sequoia Communications; Marvell Technology Group Ltd.; Acclaim Communications (acquired by Level One Communications, Inc., which was then acquired by Intel Corporation); NewPort Communications (acquired by Broadcom Corporation); Cyras Systems (acquired by Ciena Corporation); and Stream Machine Company (acquired by Cirrus Logic, Inc.). He has also served on the board of directors of various privately held companies in the semiconductor industry. Mr. Banatao holds a B.S. degree in electrical engineering, cum laude, from the Mapua Institute of Technology in the Philippines and an M.S. degree in electrical engineering from Stanford University.

Mr. Banatao’s background as a technologist, as well as a senior manager of, board member of, and investor in numerous semiconductor companies provides a diversity of experience for his service on our Board. The companies with which he has been involved range from start-up companies to very large public corporations.

Ford Tamer has served as our President and Chief Executive Officer and as a director since February 2012. Dr. Tamer most recently served as Chief Executive Officer of Telegent Systems, Inc. from June 2010 until August 2011. Prior to joining Telegent, Dr. Tamer was a Partner at Khosla Ventures from September 2007 to April 2010. Dr. Tamer previously served as Senior Vice President and General Manager—Infrastructure Networking Group at Broadcom Corporation from June 2002 to September 2007. He also served as Chief Executive Officer of Agere Inc. from September 1998 until it was acquired by Lucent Technologies in April 2000, which Lucent spun out as Agere Systems Inc. in March 2001. Dr. Tamer continued to serve as Vice President of Agere Systems until April 2002. He holds an M.S. degree and Ph.D. in engineering from Massachusetts Institute of Technology.

We believe it is important that our Chief Executive Officer serve on the Board of Directors. As our Chief Executive Officer, he has a unique understanding of our strategy, markets, competitors and operations. In addition, we believe his leadership of diverse business units and functions as a senior executive officer at other companies addressing and competing in our target markets prior to joining Inphi gives him an extensive understanding of our industry and has positioned him to bring highly relevant leadership, corporate development, operational and financial experience to our Board.

Vote Required

The two nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of Mr. Banatao and Dr. Tamer as Class II directors of Inphi.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of April 13, 2012:

Name	Age	Position
Ford Tamer	50	President, Chief Executive Officer and Director
John Edmunds	54	Chief Financial Officer and Chief Accounting Officer
Ron Torten	45	Vice President of Worldwide Operations
Norman Yeung	56	Senior Vice President, Engineering
Diosdado P. Banatao	65	Chairman of the Board
Chenming C. Hu(2)	64	Director
David J. Ladd(1)(2)(3)	65	Director
Peter J. Simone(1)(2)(3)	64	Director
Sam S. Srinivasan(1)(2)(3)	67	Lead Director
Lip-Bu Tan	52	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

The following presents biographical information for each of our executive officers and directors listed in the table above, other than the director nominees whose information is on page 3. With respect to our directors, the biographical information includes each director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

John Edmunds has served as our Chief Financial Officer and Chief Accounting Officer since January 2008. He previously served as Chief Financial Officer of Trident Microsystems, a semiconductor company, from June 2004 to January 2008. Mr. Edmunds also served as Senior Vice President and Chief Financial Officer for Oak Technology, Inc. from January 2000 until it was acquired by Zoran Corporation in August 2003. He continued to serve as Vice President of Finance for Zoran until June 2004. Mr. Edmunds started his career as a C.P.A. with Coopers & Lybrand in San Francisco and San Jose. He holds a B.S. degree in finance and accounting from the University of California, Berkeley.

Ron Torten has served as our Vice President of Worldwide Operations since March 2012. Mr. Torten joined us in December 2007 as Vice President of Worldwide Sales and also served as acting Vice President of Worldwide Operations from July 2011 until March 2012. Mr. Torten previously served as Chief Executive Officer of NemeriX, a semiconductor company, from January 2006 to December 2007. From January 2004 to December 2005, he served as Vice President, Worldwide Materials, at Agilent Technologies, Inc.’s Semiconductor Group, now known as Avago Technologies. Mr. Torten served as Vice President and General Manager for the Networking Entertainment Division at Agere Systems, Inc., a semiconductor company, from April 2000 to January 2004. He holds a B.S. degree in chemical engineering from the Technion—Israel Institute of Technology and an M.B.A. from the University of California, Davis.

Norman Yeung has served as our Senior Vice President, Engineering since April 2012. Mr. Yeung joined us in February 2007 as Vice President of Engineering. He previously served as Sr. Director at Sun Microsystems, where he led an organization of 200+ multi-disciplined engineers, from June 2001 to February 2007. Mr. Yeung began his career with Hughes Aircraft, held various design engineering and senior manager positions at Intel, Cydrome, MIPS and Silicon Graphics, and was CEO and founder of Sandcraft, an embedded microprocessor company. He holds a B.S. degree in electrical engineering and computer science from the University of California, Berkeley, and completed a Mini-MBA course for High Tech Companies at Stanford University.

Dr. Chenming C. Hu has served on our Board since August 2010. Since 2004, Dr. Hu has served as the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences at the University of California, Berkeley, where he has been a professor since 1976. From 2001 until 2004, Dr. Hu was the Chief Technology Officer at Taiwan Semiconductor Manufacturing Company. Dr. Hu also serves on the boards of SanDisk Corp. and was the founding board chairman of Celestry Design Solutions. He previously served on the board of directors of FormFactor, Inc. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and M.S. and Ph.D. degrees from the University of California, Berkeley, all in electrical engineering.

Dr. Hu’s background as an academic in electrical engineering and computer science provides a diversity of experience for his service on our Board and valuable insight into our industry. Dr. Hu has also served on the board of directors of several other technology companies.

David J. Ladd has served on our Board since June 2007. Mr. Ladd has served as an executive director of SRI Ventures, at SRI International, helping develop future technologies companies since January 2011. In 1997, Mr. Ladd joined Mayfield Fund, a forty-three year old venture capital firm, where he served in various capacities as a member of Mayfield Fund’s investment team until December 2010. In January 2011, he became an advisor to Mayfield Fund providing board representation and oversight for certain Mayfield Fund portfolio companies. Prior to joining Mayfield Fund, he served as Chief Technology Officer of Octel Communications Corporation from 1994 until it was acquired by Lucent Technologies in 1997. In 1981 he co-founded Opcom/VMX, a voice messaging company, which was acquired by Octel in 1994. Mr. Ladd holds a B.S. degree in electrical engineering from the University of California, Berkeley and an M.S. degree in Computer Science from Stevens Institute of Technology.

Mr. Ladd’s experience as a technologist and as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, provides us with valuable insight into our industry and target markets.

Peter J. Simone has served on our Board since April 2010. Mr. Simone has served as an investment consultant and as a consultant to numerous private companies since February 2001. He also served as Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment manufacturing company, which was acquired by Novellus Systems, Inc., from June 2001 to December 2002. From February 2000 to February 2001, Mr. Simone served as a director and President of Active Controls Experts, Inc., a manufacturer and distributor of solid-state actuators, and served as President, Chief Executive Officer and director of Xionics Document Technologies, Inc., a software company, from April 1997 until Xionics’ acquisition by Oak Technology, Inc. in January 2000. Mr. Simone currently serves on the board of directors of Monotype Imaging Holdings Inc., Newport Corporation, Veeco Instruments, Inc. and Cymer, Inc. He previously served on the board of directors of Sanmina-SCI Corporation from 2003 to 2008. Mr. Simone is also vice president of the board of Walker Home and School for Children. Mr. Simone holds a B.S. degree in accounting from Bentley University and an M.B.A. from Babson College.

Mr. Simone possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience. Mr. Simone has also served on the board of directors of several other technology companies.

Sam S. Srinivasan has served on our Board since May 2007 and as lead director since February 2011. Mr. Srinivasan served as Chief Executive Officer and Chairman of Health Language, Inc., a software company, from May 2000 to March 2002 and currently serves as Chairman Emeritus. He also served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic, Inc., a semiconductor company, from November 1988 to March 1996, and as Director, Internal Audits and subsequently as Corporate Controller of Intel Corporation, a semiconductor company, from May 1984 to November 1988. Currently, Mr. Srinivasan serves on the board of directors of TranSwitch Corporation, as well as its nominating and corporate governance committee and is the chairman of its audit committee. Mr. Srinivasan previously served on the board of directors of SiRF Technology Holdings, Inc. from 2004 to 2009, Centillium Communications, Inc. from 2006 to 2008, and Leadis Technology, Inc. from 2008 to 2009. He holds a B.A. in commerce from Madras University, India and an M.B.A. from Case Western Reserve University. Mr. Srinivasan is a member of the American Institute of Certified Public Accountants.

Mr. Srinivasan brings to our Board considerable financial experience with publicly-traded companies and is a certified public accountant. He has also served as a director for a number of technology companies and as member of various board of director committees.

Lip-Bu Tan has served on our Board since May 2002. Mr. Tan has served as Chairman of Walden International, an international venture capital firm, since he founded the firm in 1987. He has also served as President and Chief Executive Officer of Cadence Design Systems, Inc., an electronic design automation software and engineering services company, since January 2009 and as a director since 2004. Mr. Tan currently serves on the board of directors of Flextronics International Ltd., Semiconductor Manufacturing International Corporation and SINA Corporation. He previously served on the board of directors of Centillium Communications, Inc. from 1997 to 2007, Creative Technology, Ltd. from 1990 to 2009, Integrated Silicon Solution, Inc. from 1990 to 2007, Leadis Technology, Inc. from 2002 to 2006 and MindTree Ltd. from 2006 to 2009. He holds a B.S. degree in physics from Nanyang University in Singapore, an M.S. degree in nuclear engineering from Massachusetts Institute of Technology and an M.B.A. from the University of San Francisco.

As Chief Executive Officer of Cadence and a Chairman of an international venture capital firm, as well as a director of a number of technology companies, Mr. Tan has extensive experience in the electronic design and semiconductor industries, as well as international operations and corporate governance expertise.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Our Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other senior executives;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

Our Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. Our Board held 10 meetings during 2011. Each director attended at least 75% of the total regularly scheduled and special meetings held by our Board and the committees on which such director served during his tenure in 2011. Our non-management directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board presides over each such Executive Session or in his absence the lead director. We do not have a policy regarding directors’ attendance at the Annual Meeting; however, we encourage our all directors to attend. Messrs. Srinivasan and Young attended our 2011 annual meeting of stockholders.

Board Leadership Structure. Our Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director. Mr. Banatao is our Chairman and while our Board has determined that Mr. Banatao is an independent director under the rules of The New York Stock Exchange (the NYSE), in February 2011 our Board has elected Mr. Srinivasan as lead director. Mr. Srinivasan will serve as lead director for three years at which time our Board will elect another independent director to serve as lead director.

Role of the Board in Risk Oversight. One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various board of directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Board Independence. In April 2011, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board determined that

Messrs. Banatao, Ladd, Simone and Srinivasan and Dr. Hu, representing a majority of our directors, are “independent directors” as defined under the rules of the NYSE. Mr. Banatao beneficially owns approximately 5.9% of our common stock, which represents shares held by Tallwood I, L.P. and Tallwood Partners, LLC, venture funds affiliated with Tallwood Venture Capital, of which Mr. Banatao is a Managing Partner and Managing Member, respectively, and the Banatao Living Trust DTD 7/21/99, for which Mr. Banatao is a trustee. Our Board considered Mr. Banatao’s beneficial stock ownership in its determination that Mr. Banatao qualifies as an independent director as defined under the rules of the NYSE.

In determining that Messrs. Banatao, Ladd, Simone and Srinivasan and Dr. Hu qualify as “independent directors,” our Board determined that none of these individuals had any of the relationships enumerated in Rule 303A.02(b) of the New York Stock Exchange Manual (Rule 303A.02(b)), that would preclude them from serving as independent directors. Our Board also made an affirmative determination that none of these directors, including Mr. Banatao, had any other material relationship with us, other than in his capacity as a director and stockholder. Our Board specifically considered the beneficial ownership of common stock deemed held by Mr. Banatao and determined that such ownership would not impact his ability to exercise independent judgment as a director, notwithstanding such beneficial ownership. Upon concluding that Mr. Banatao did not have any of the relationships specifically enumerated in Rule 303A.02(b) or any other material relationship with us, and that his beneficial ownership of our common stock would not impact his ability to exercise independent judgment as a director or his overall independence from management, our Board determined that Mr. Banatao qualifies as independent director. In addition, our Board considered Mr. Simone’s services on the audit committee of four other corporate boards of directors. He serves as the chairman of the audit committee of Monotype and Veeco and is a member of the audit committees of Cymer and Newport, all four of which are publicly-traded companies. Pursuant to the terms of the audit committee charter and the regulations of the NYSE, our Board has determined that Mr. Simone’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and Securities and Exchange Commission (the SEC) rules and regulations. We intend to comply with future requirements as they become applicable to us. Our Board has approved a charter for each of these committees, which can be found on our website at www.inphi.com. Our Board has determined that Messrs. Simone and Srinivasan are each an “audit committee financial expert,” as defined by the rules promulgated by the SEC. Each committee has the composition and responsibilities described below:

Audit Committee

Number of Members:	3

Members:	Sam S. Srinivasan, Chairperson
David J. Ladd
Peter J. Simone

Number of Meetings in 2011:	12

Functions:	Our audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

In addition, our audit committee is responsible for oversight of our risks relating to accounting matters and financial reporting. To satisfy these oversight responsibilities, our audit committee meets at regularly scheduled meetings with our Chief Financial Officer and other members of management, and separately in Executive Sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. Our audit committee also receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Compensation Committee

Number of Members:	4

Members:	Peter J. Simone, Chairman
Chenming C. Hu
David J. Ladd
Sam S. Srinivasan

Number of Meetings in 2011:	6

Functions:	Our compensation committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. Our compensation committee chairman also meets as needed between formal committee meetings with management and the committee’s consultant. Our compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, our compensation committee reviews and makes recommendations for approval by the independent members of our Board regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	3

Members:	David J. Ladd, Chairperson
Peter J. Simone
Sam S. Srinivasan

Number of Meetings in 2011:	2

Functions:	Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to our Board concerning corporate governance matters. Our nominating and corporate governance committee is responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, our nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels and risk management activities.

Compensation Committee Interlocks and Insider Participation

Dr. Hu and Messrs. Ladd, Simone and Srinivasan served as members of our compensation committee during 2011. None of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Our nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. Our nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. Our nominating and corporate governance committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, our Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. Our nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. Our nominating and corporate governance committee believes it appropriate for a majority of the members of our Board to meet the definition of “independent director” under the rules of the NYSE. Our nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, our nominating and corporate governance committee identifies nominees first by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of our Board, with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board of Directors membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Inphi’s Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholder Nominees. In addition, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Inphi’s Secretary and otherwise comply with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting. However, if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided public disclosure of the meeting date. Information required by the bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our bylaws and must be addressed to: Secretary, Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054. You can obtain a copy of our bylaws by writing to the Secretary at this address.

Communications with our Board of Directors

Our Board recommends that stockholders and other interested persons initiate communications with our Board, the Chairman, or any committee of our Board in writing to the attention of our Secretary at 3945 Freedom

Circle, Suite 1100, Santa Clara, CA 95054. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. Our Board continues to evaluate our corporate governance principles and policies. Our corporate governance guidelines are posted on our website at www.inphi.com.

Our Board also adopted a code of business conduct and ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	compensation or reimbursement to customers;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

Our code of business conduct and ethics is posted on our website at www.inphi.com. The code of business conduct and ethics can only be amended by the approval of a majority of our Board. Any waiver to the code of business conduct and ethics for an executive officer or director may only be granted by our Board or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. Our Board also adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, President, Chief Financial Officer, controller and other key management employees identified by our Board addressing ethical issues. Our code of ethics is posted on our website and future amendments or waivers to the code of ethics will be posted on our website at www.inphi.com. We also implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

COMPENSATION OF DIRECTORS

Our non-employee directors, other than our Chairman of the Board and the lead director, receive an annual retainer of $32,000, prorated for partial service in any year. Our Chairman of the Board and lead director receive an annual retainer of $50,000 and $52,000, respectively, so long as such director is not an employee of Inphi. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $7,500, $5,000 and $4,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively.

In addition, non-employee directors receive nondiscretionary, automatic grants of restricted stock units under our 2010 Stock Incentive Plan. A non-employee director, other than those currently serving on our Board, will be automatically granted an initial restricted stock unit for shares of our common stock that have a value of $160,000, calculated using the fair market value of our common stock on the date of grant, upon becoming a member of our Board. The initial option will vest over four years in equal annual installments. On the first business day following each of our regularly scheduled annual meetings of stockholders, each non-employee director will be automatically granted a restricted stock unit for shares of our common stock that have a value of $80,000, calculated using the fair market value of our common stock on the date of grant, provided the director has served on our Board for at least six months. These restricted stock units will vest on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The restricted stock units granted to non-employee directors will have a per share fair value equal to the closing price of the underlying shares on the date of grant as reported on the NYSE and will become fully vested if a change in control occurs.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings.

2011 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2011. The following tables exclude Young K. Sohn, our former President and CEO, as he did not receive any additional compensation for his service on our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)		Option Awards(1)(2) ($)	Total ($)
Diosdado P. Banatao	50,000	—		79,998	129,998
Chenming C. Hu	37,000	—		79,998	116,998
David J. Ladd	52,000	—		239,998	291,998
Timothy D. Semones(3)	12,000	49,879	(3)	—	61,879
Peter J. Simone	53,500	—		79,998	133,498
Sam S. Srinivasan	76,889	—		79,998	156,887
Lip-Bu Tan	32,000	—		79,998	111,998

(1)	The amount reflects the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718 multiplied by the number shares. See note 12 of the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of assumptions made in determining the grant date fair value.
(2)	Please see the outstanding equity awards table below for the details of the equity awards granted to our non-employee directors.
(3)	This award represents compensation for consulting services. Mr. Semones’ term as a director expired in May 2011 and he no longer serves on our Board.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares That Have Not Vested($)(2)
Diosdado P. Banatao						5/18/2011	3,982	47,625
Chenming C. Hu						8/17/2010	11,427	136,667
						5/18/2011	3,982	47,625
David J. Ladd						1/20/2011	8,879	106,193
						5/18/2011	3,982	47,625
Peter J. Simone						4/30/2010	9,998	119,576
						5/18/2011	3,982	47,625
Sam S. Srinivasan	8/15/07	1,072	—	1.78	8/15/2017
	8/27/09	19,285	—	2.62	8/27/2019
						5/18/2011	3,982	47,625
Lip-Bu Tan						5/18/2011	3,982	47,625

(1)	The grant date fair value of the common stock underlying these option awards was equal to the option exercise price on the date the stock options were granted.
(2)	The amount represents the fair market value of our common stock as of December 31, 2011 multiplied by unvested shares as of December 31, 2011. The closing price of our common stock on December 31, 2011 was $11.96.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 13, 2012 regarding the number of shares of common stock and the percentage of common stock, beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 28,285,019 shares of common stock outstanding on April 13, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 13, 2012, or June 12, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:

Entities affiliated with Walden International(1)	3,116,458	11.0%
Entities affiliated with Mayfield Fund(2)	2,784,420	9.8
Allianz Global Investors Capital LLC(3)	2,201,088	7.8
Entities affiliated with Tallwood I, L.P.(4)	1,651,820	5.8
Fred Alger Management, Inc.(5)	1,503,392	5.3
TimesSquare Capital Management LLC(6)	1,459,350	5.2
RS Investment Management Co. LLC(7)	1,448,118	5.1

Directors and Named Executive Officers:

Ford Tamer	—	—
Young K. Sohn(8)	732,650	2.5
John Edmunds(9)	238,934	*
Ron Torten(10)	44,142	*
Diosdado P. Banatao(4)(11)	1,655,820	5.9
Chenming Hu(12)	55,724	*
David J. Ladd(13)	21,202	*
Sam S. Srinivasan(14)	50,053	*
Peter J. Simone(15)	21,124	*
Lip-Bu Tan(1)(16)	3,120,440	11.0
All current directors and executive officers as a group (10 persons)(17)	5,378,202	18.7

*	Amount represents less than 1% of our common stock.
(1)	Based on the Schedule 13G/A filed on February 14, 2012, represents 52,609 shares held by Asian Venture Capital Investment Corporation (AVCIC), 52,609 shares held by International Venture Capital Investment Corporation (IVCIC), 52,609 shares held by International Venture Capital Investment III Corp. (IVCIC III), 46,579 shares held by Pacven Walden Ventures Parallel V-A C.V., 46,579 shares held by Pacven Walden Ventures Parallel V-B. C.V., 55,659 shares held by Pacven Walden Ventures Parallel VI, L.P., 4,955 shares held by Pacven Walden Ventures V Associates Fund, L.P., 2,021,291 shares held by Pacven Walden Ventures V, L.P., 714,816 shares held by Pacven Walden Ventures VI, L.P., 32,584 shares held by Pacven Walden Ventures V-QP Associates Fund, L.P. and 36,168 shares held by Seed Ventures III Ptd Ltd. Lip-Bu Tan, one of our directors, is the sole director of Pacven Walden Management V Co. Ltd,. which is the general partner of Pacven Walden Ventures V, L.P., Pacven Walden Ventures Parallel V-A C.V., Pacven Walden Ventures Parallel V-B C.V., Pacven Walden Ventures V Associates Fund, L.P. and Pacven Walden Ventures V-QP Associates Fund, L.P. (Pacven V and affiliated funds). He is also the sole director of Pacven Walden Management VI Co. Ltd., which is the general partner of Pacven Walden Ventures VI, L.P. and Pacven Walden Ventures Parallel VI, L.P. (Pacven VI and Parallel Funds). Mr. Tan is also a director of each of Seed Ventures III Ptd Ltd, AVCIC, IVCIC and IVCIC III. The voting and investment power over the shares held by AVCIC is determined by a majority of its six directors, You-Lin Lu, Allen Kao, Allen Hsu, Wee Ee Cheong, George Lee and Mr. Tan, all of whom disclaim beneficial ownership of shares held by AVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC is determined by a majority of its 13 directors, You-Lin Lu, Allen Hsu, C. C. Kuo, Allen Kao, Yaw Nan Lu, James Tseng, Wen-Ching Tseng, Yu-Hwei Huang, F. C. Sun, Hock Voon Loo, Wee Ee Cheong, Lorin Young and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC III is determined by a majority of its four directors, James Tseng, Yaw Nan Lu, Julian Yu and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC III except to the extent of any pecuniary interest therein. Mr. Tan, Mary Coleman, Brian Chiang, Hock Voon Loo and Andrew Kau hold shared voting and investment power with respect to the shares held by Pacven V and affiliated funds and Pacven VI and Parallel Funds, all of whom disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Walden International is One California Street, Suite 2800, San Francisco, CA 94111.
(2)	Based on the Schedule 13G/A filed Mayfield XI Management, LLC on January 24, 2012, represents 50,118 shares held by Mayfield Associates Fund VI, a Delaware limited partnership (MF AF VI), 172,633 shares held by Mayfield Principals Fund II, a Delaware limited liability company (MF PF II), 150,357 shares held by Mayfield XI, a Delaware limited partnership (MF XI), and 2,411,312 shares held by Mayfield XI Qualified, a Delaware limited partnership (MF XI Q). Yogen K. Dalal, Janice M. Roberts and Robert T. Vasan are managing directors of Mayfield XI Management, L.L.C., which is the general partner of MF XI Q, MF XI and MF AF VI and the sole Managing Director of MF PF II. The individuals listed herein may be deemed to have voting and dispositive power over the shares which are, or may be, deemed to be beneficially owned by MF XI Q, MF PF II, MF XI and MF AF VI, but disclaim such beneficial ownership except to the extent of his or her pecuniary interest therein. The address of the entities affiliated with Mayfield Fund is 2800 Sand Hill Road, Suite 250, Menlo Park, CA 94025.
(3)	Based on the Schedule 13G filed by Allianz Global Investors Capital LLC (AGIC) on February 13, 2012, represents shares held by investment advisory clients or discretionary accounts of which AGIC is the investment adviser. Investment advisory contracts grant to AGIC voting and/or investment power of over the securities held by its clients or in accounts that it manages. As a result AGIC may be deemed to beneficially own the securities held by its client or accounts.
(4)

Based on the Form 4 filed by Tallwood I, L.P. on March 2, 2012, consists of 765,739 shares held by Tallwood I, L.P. , 243,384 shares held by the Banatao Living Trust DTD 7/21/99, 25,909 shares held by Tallwood Management Co., LLC and 616,788 shares held by Tallwood Partners, LLC. Diosdado P. Banatao, one of our directors, is the managing member of Tallwood Management Co. LLC, which is the general partner of Tallwood I, L.P. The Banatao Living Trust directly or indirectly holds 100% of the membership interests in Tallwood Management Co. LLC and Tallwood Partners, LLC. Mr. and Mrs. Banatao, as trustees of the Banatao Living Trust, hold shared voting and dispositive power over the securities held by these funds. Mr. and Mrs. Banatao disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The principal business address of Tallwood I, L.P., Tallwood Management Co. LLC and Tallwood Partners, LLC is 3000 Sand Hill Road, Building. 3, Suite 240, Menlo Park, CA 94025.
(5)	Based on the Schedule 13G filed by Fred Alger Management, Inc. (FAM) on January 10, 2012, represents shares held by investment advisory clients of which FAM is the investment adviser. By virtue if the Alger family ownership of a controlling interest in Alger Associates, Incorporated, which indirectly owns FAM, ownership of these shares may be imputed to the Alger family.
(6)	Based on the Schedule 13G filed by TimeSquare Capital Management, LLC (TimeSquare) on February 8, 2012, represent shares held by investment advisory clients of which TimeSquare is the investment adviser. As investment adviser, TimeSquare has voting and dispositive power with respect to these shares.
(7)	Based on the Schedule 13G filed by RS Investment Management Co. LLC (RSIM) represent shares held by investment advisory clients of which RSIM is the investment adviser. Guardian Investor Services LLC (GIS) is the parent company RSIM and The Guardian Life Insurance Company of America is the parent company of GIS and RSIM.
(8)	Includes 647,772 shares subject to options that are immediately exercisable, of which 27,213 shares are subject to our right of repurchase as of June 12, 2012. Also includes an aggregate of 84,878 shares held by Mr. Sohn’s three children.
(9)	Includes 238,934 shares subject to options that are immediately exercisable, of which 31,250 shares are subject to our right of repurchase as of June 12, 2012.
(10)	Includes 34,677 shares subject to options that are immediately exercisable, of which 15,626 shares are subject to our right of repurchase as of June 12, 2012.
(11)	Includes 3,982 shares subject to restricted stock units that will vest as of June 12, 2012.
(12)	Includes 3,982 shares subject to restricted stock units that will vest as of June 12, 2012 and 9,640 restricted shares that are subject to forfeiture as of June 12, 2012.
(13)	Includes of 3,982 shares subject to restricted stock units that will vest as of June 12, 2012.
(14)	Includes 20,357 shares subject to options that are immediately exercisable and 3,982 shares subject to restricted stock units that will vest as of June 12, 2012.
(15)	Includes 3,982 shares subject to restricted stock units that will vest as of June 12, 2012 and 8,211 restricted shares that are subject to forfeiture as of June 12, 2012.
(16)	Includes 3,982 shares subject to restricted stock units that will vest as of June 12, 2012.
(17)	Includes 443,322 shares subject to options that are immediately exercisable, of which 78,126 shares are subject to our right of repurchase as of June 12, 2012. Also includes 23,892 shares subject to restricted stock units that will vest as of June 12, 2012 and 17,851 outstanding restricted shares that are subject to forfeiture as of June 12, 2012.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, the following is a description of each transaction since January 1, 2011 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Registration Rights

The holders of 7,552,698 shares of common stock, including shares to be issued upon the exercise of warrants to purchase shares of our common stock, are entitled to contractual rights by which they may require us to register those shares under the Securities Act of 1933 (the Securities Act). If we propose to register any of our securities under the Securities Act for our own account, holders of those shares are entitled to include their shares in our registration, provided they accept the terms of the underwriting as agreed upon between us and the underwriters selected by us, and among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. Subject to limitations and conditions specified in the amended and restated investor rights agreement with the holders, six months after our initial public offering, holders of at least 30% of the shares of common stock that were issued upon conversion of our former preferred stock upon completion of our initial public offering and shares of common stock issued as a result of the exercise of certain warrants (collectively referred to herein as Registrable Securities) may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration shall include at least 20% of such shares of common stock and shares issued as a result of the exercise of certain warrants, or a lesser percentage if the anticipated aggregate public offering price would exceed $10,000,000. We are not obligated to effect more than two of these demand registrations. These registration rights shall terminate (i) as to each holder who, immediately following the consummation of our initial public offering, holds shares of Registrable Securities which may be immediately sold under Rule 144 during any 90-day period and (ii) as to all holders upon the five-year anniversary of the consummation of our initial public offering.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Other Transactions

As of December 31, 2010, we have a software subscription and maintenance agreement with Cadence Design Systems, Inc., which agreement was entered into in the ordinary course of business. In connection with this agreement, we committed to pay approximately $7.0 million, payable in 16 quarterly payments through May 2011. In December 2010, we committed to pay an additional $5.25 million, payable in 10 quarterly payments through November 2013. We paid $1.8 million, $2.1 million and $2.3 million in the years ended December 31, 2009, 2010 and 2011, respectively. Mr. Tan, one of our directors, is currently the Chief Executive Officer of Cadence. Mr. Tan does not have a direct or indirect material interest in the transaction. The agreement with

Cadence was entered into in June 2007, prior to Mr. Tan’s employment with Cadence. Mr. Tan was appointed the President and Chief Executive Officer of Cadence in January 2009, although he has served as a member of the Cadence board of directors since 2004. Mr. Tan did not participate in the negotiation of, and did not derive any direct or indirect compensation or other benefit, monetary or otherwise, as a result of this agreement. In addition, Mr. Tan is not a party to the agreement. Further, the amounts paid and to be paid to Cadence under this agreement do not, and are not expected to, constitute a material percentage of the revenue of Cadence. Specifically, the amounts paid to Cadence in the years ended December 31, 2009, 2010 and 2011 accounted for 0.21%, 0.22% and 0.20% of Cadence’s revenue for the years ended January 2, 2010, January 1, 2011 and December 31, 2011, respectively. We believe that the significant terms of these purchases, including pricing, would not differ in any material way from the terms we could have negotiated with unaffiliated third parties.

Procedures for Approval of Related Party Transactions

Pursuant to our Related Person Transactions Policy, the audit committee of our Board must approve transactions with our company valued at or above $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis discusses the compensation programs and policies for our former principal executive officer, our principal financial officer and our one other executive officer as determined by the rules of the SEC. On January 31, 2012, Young K. Sohn retired from his positions as our President and Chief Executive Officer and now serves as a Senior Advisor. On February 1, 2012, Ford Tamer was appointed our President and Chief Executive Officer. Our named executive officers and their positions in 2011 were:

Young K. Sohn	President and Chief Executive Officer

John Edmunds	Chief Financial Officer and Chief Accounting Officer

Ron Torten	Vice President of Worldwide Sales and Acting Vice President of Worldwide Operations

Recommendations for executive compensation are made by our compensation committee and approved by our Board, except that compensation recommendations for our Chief Executive Officer are approved by the non-employee members of our Board. The primary components of compensation for our named executive officers were base salary, cash incentive compensation and equity-based compensation. The following information should be read together with the compensation tables and related disclosures set forth below.

Objectives of the Executive Compensation Program

Our executive compensation program is shaped by the competitive market for executives in the semiconductor industry. We have designed an executive compensation program with the following primary objectives:

•	to attract, retain and motivate talented and experienced executives;

•	to provide fair, equitable and reasonable compensation to each executive officer;

•	to reward job performance, and

•	to further align the interest of our executive officers with that of our stockholders.

Since we were founded in 2000, our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals whose employment is key to our success and growth, and rewarding individuals who help us achieve our business objectives. We aim to achieve these objectives while preserving our cash resources, largely through equity-based compensation. By focusing our executive compensation program primarily on equity-based compensation, we have sought to align the interest of our executive officers and stockholders by motivating executive officers to increase the value of our stock over time.

Our Compensation Committee expects to:

•	refine and modify our compensation programs to further reflect the competitive market for executive talent and our changing business needs as a public company;

•	use individual and corporate performance goals to tie the compensation of our executive officers to our financial performance and creation of stockholder value;

•	use equity-based award programs to continue the long-term connection with stockholder value and executive compensation; and

•	structure our executive compensation program so as to not incentivize unnecessary risk-taking.

Role of the Compensation Committee

Our compensation committee is currently comprised of four independent, non-employee directors, Mr. Simone (Chairman), Dr. Hu, Mr. Ladd and Mr. Srinivasan. Our compensation committee determines and recommends to our Board the compensation for our executive officers. With respect to our named executive officers, other than our Chief Executive Officer, our compensation committee meets with our Chief Executive Officer as needed to provide evaluations of our executive officers and other relevant information to our compensation committee and makes recommendations regarding appropriate compensation for each executive, including merit increases, changes to incentive compensation and grant of equity awards. Historically, our compensation committee has established the executive compensation by considering the competitive market for corresponding positions at companies of similar size and stage of development operating in the semiconductor industry. Specifically, our compensation committee used research and industry standards based on their personal knowledge of the competitive market. In 2011, to complement its review of compensation, our compensation committee consulted with Compensia and received survey information and analysis for various executive and non- executive positions. We expect that our compensation committee will continue to engage independent consultants in setting our executive compensation program.

2011 Competitive Market Review

Our compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of our executive compensation program, including authority to approve the consultant’s fees and other terms of its engagement. Our compensation committee engaged Compensia in January 2011 to perform the following services:

•	assess and provide recommendations with respect to updating the list of peer companies against which we benchmark our executive compensation;

•	brief our compensation committee on current compensation market trends;

•	assess our performance against our peer groups and evaluate our current executive compensation program with a view to supporting and reinforcing our long-term strategic goals; and

•	assist our compensation committee in developing a competitive executive compensation program to reinforce our long-term strategic goals.

To understand our position relative to market, it has been our historical practice to consider the market for comparable positions on an annual basis to ensure executive compensation remains competitive. Going forward, our compensation committee intends to evaluate the practice of setting our executive compensation program at the median of our peer group as established by our compensation committee. In 2011, Compensia selected the following 16 companies to create a benchmark for assistance in determining competitive compensation packages.

Advanced Analogic Technologies Applied Micro Circuits Cavium Networks Entropic Communications	Hittite Microwave Integrated Device Technology Integrated Silicon Solutions GSI Technology	Maxlinear Mellanox Mindspeed Technologies MIPS Technologies	Power Integrations Semtech Silicon Image Volterra Semiconductor

Elements of Executive Compensation

Overview

Our executive compensation program consists of three principal components:

•	base salary;

•	cash incentive compensation; and

•	equity-based compensation.

We also provide our executive officers with other benefits, including commuting allowance, severance, change-of-control benefits and the ability to participate in employee benefit plans on the same terms as all other eligible employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation.

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities. Our compensation committee considered several factors in determining base salaries, including each executive officer’s position, functional role, scope of responsibilities and seniority, individual performance, our financial performance and the relative ease or difficulty of replacing such executive officer with a person with comparable experience.

The effective base salary for each of our named executive officers for 2011 was as follows:

Name	Base Salary
Young K. Sohn	$300,000
John Edmunds	$260,000
Ron Torten	$225,000

In 2011, our compensation committee approved the increase in base salaries of our executive officers in light of their additional responsibilities as we focused on increased customer and revenue growth. The increase was consistent with the Compensia survey of base salaries from our peer group and brought our executive officers’ base salaries to approximately the 50th percentile of base salaries of our peer group.

Cash Incentive Compensation

Our cash incentive compensation is intended to incentivize our executive officers in the achievement of our pre-determined financial objectives and individual performance objectives. We believe it is important to provide our executive officers with the opportunity to earn annual cash incentive payments to reward performance and the achievement of various pre-determined objectives. In 2011, we established an annual cash incentive plan for our executive officers for 2011 and we anticipate that we will establish similar cash incentive plans in the future. Under the annual cash compensation plan, an executive officer’s annual cash incentive award will generally depend on two performance factors, one related to our financial performance and one related to the executive officer’s individual performance as measured against specific management-by-objective goals (MBO).

Year 2011

For 2011, our compensation committee approved a financial performance-based cash incentive plan for all eligible employees, including our executive officers. The performance target was based on our revenue growth, and the MBO goals for each of our employees, including our named executive officers, which include, but are not limited to, achieving our financial performance goals, maintaining leadership in the market, building strong engagements with customers, introducing new products and preparing for our initial public offering. Under this cash incentive plan, if we exceeded our planned operating income target of $28.7 million, 33% of such excess would fund the bonus pool for all employees up to a total of $2 million. We believed that the 2011 goals were reasonably challenging to incentivize our named executive officers to achieve returns for our stockholders, considered in light of general economic conditions, our company and industry, and competitive conditions. In our judgment, the threshold targets were set at levels exceeding the prior year and are intended to incentivize our executive officers to increase stockholder return. Depending on the relative allocations, the target amounts that could be paid out of the available bonus pool to our named executive officers were as follows:

Named Executive Officer	Target Cash Incentive ($)	Percentage of Base Salary (%)	Maximum Cash Incentive ($)	Percentage of Base Salary (%)
Young K. Sohn	150,000	50	300,000	100
John Edmunds	78,000	30	156,000	60
Ron Torten	67,500	30	135,000	60

Mr. Sohn’s MBO goals in 2011 were centered around us achieving a corporate revenue goal of $108 million, as well as achieving product development and market penetration goals and exploring potential growth through establishing relationships with third parties. Mr. Edmunds’s MBO goals in 2011 were centered around us achieving a corporate revenue goal of $108 million and leading certain functional areas within our company. Mr. Torten’s MBO goals for the first half of 2011 were based upon us achieving our corporate revenue objective of $108 million and upon achieving his individual MBO goals to increase sales in order for us to achieve our corporate revenue target, to increase design wins and to maintain our leadership position in the markets in which we compete. Mr. Torten’s MBO goals for the second half of 2011 included not only goals to increase sales in order for us to achieve our corporate revenue target, but also MBO goals to increase operational efficiency in manufacturing, new product introduction initiatives, technology development and quality objectives. For 2011, our revenue was $79.3 million, which was below our corporate revenue goal of $108 million. As a result, the bonus pool did not fund and no bonuses were paid out under our cash incentive plan.

Year 2012

For 2012, our compensation committee approved a financial performance-based cash incentive plan for all eligible employees, including our named executive officers similar to what was in place for 2011. For 2012, the performance target is based on exceeding our revenue and income targets and the MBO goals for each of our employees, including our named executive officers, which include, but are not limited, achieving our financial performance goals, maintaining leadership in the market, building strong engagements with customers, introducing new products and operating in good form as a public company. In 2012, if we exceed our revenue and income targets, 30% of such excess will fund the bonus pool for all employees up to a total of $3 million. We believe that the 2012 goals are reasonably challenging to incentivize our named executive officers to achieve returns for our stockholders, considered in light of general economic conditions, our company and industry, and competitive conditions. The threshold targets are set at levels exceeding the prior year and are intended to incentivize our executive officers to increase stockholder return.

Equity-Based Compensation

Our equity-based compensation is intended to incentivize and retain executive officers through the use of time-based vesting while tying our long-term financial performance and stockholder value creation to the executive officer’s financial gain. Historically, equity-based compensation has been our primary long-term incentive compensation component. We believe that equity-based compensation has been and will continue to be a significant part of our executive officers’ total compensation packages. We believe both time-based vesting and shared financial success are long-term incentives that motivate executive officers to grow revenue and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. We believe that long-term performance is achieved through an ownership culture that encourages a high level of continuously improving performance by our executive officers through grants of equity awards. The vesting feature of our equity grants contributes to executive officer retention as this feature provides an incentive to our executive officers to remain in our employ during the vesting period. Prior to April 2011, we used stock options as the only type of equity award granted to eligible employees, including our executive officers. Beginning in April 2011, we also used restricted stock units as an equity award granted to our eligible employees, including our executive officers.

In 2011, the equity-based awards granted to our executive officers were in the form of stock options granted at fair market value and restricted stock units, each with time-based vesting under our 2010 Stock Plan. All of our executive officers receive equity-based awards when they are hired and these awards typically vest over a four-year period, with 1/4th of the shares vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. The level of equity-based compensation is reviewed periodically and additional option grants are made from time to time. In the future, we expect our compensation committee to review equity-based compensation levels, along with our base salary and annual cash incentives, on an annual basis.

In 2011, our named executive officers were awarded the following equity awards under our 2010 Stock Plan:

Named Executive Officer	Date of Award	Number of Option Awards(1)	Number of Stock Awards(1)
Young K. Sohn(2)	4/7/2011	50,000	50,000
John Edmunds	4/7/2011	22,500	22,500
Ron Torten	4/7/2011	18,750	18,750

(1)

The awards began vesting on April 7, 2011 and will vest as to 1/3rd of the total number of shares two years after the vesting commencement date, 1/3rd of the total number of shares three years after the vesting commencement date and 1/3rd of the total number of shares four years after the vesting commencement date.

(2)	Upon Mr. Sohn’s retirement, 1/3rd of the shares subject to these awards will continue to vest while he serves as a Senior Advisor. The remaining shares were cancelled.

Our compensation committee granted the above awards in recognition of our named executive officers’ efforts during the previous year after considering the extraordinary growth and development of our business. In determining the amount of the awards above, our compensation committee considered the executive officer’s position, the existing equity awards held by the executive officer and the total number of equity awards outstanding. The equity-based awards are meant to provide long-term incentives to motivate the executive officers to stay and contribute to our continuous growth.

Other Compensatory Benefits

We believe it is appropriate and necessary for recruitment and retention to provide our executive officers with other forms of compensatory benefits, including the following:

Severance and Change of Control Benefits. Certain of our named executive officers are entitled to severance and change of control benefits pursuant to their offer letters. We believe these severance and change of control benefits are an essential element of our executive compensation package that enables us to recruit and retain talented executives, the terms of which are described below under “—Employment, Severance and Change in Control Arrangements.”

Benefits. We maintain broad-based benefits that are provided to all eligible employees, including our 401(k), flexible spending accounts, medical, dental and vision care plans, our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees. We do not provide any retirement benefits separate from the 401(k).

Other Compensation. We paid Mr. Sohn a commuting allowance to reimburse him for expenses incurred traveling between our Westlake Village office and his place of residence. Under his offer letter, Mr. Sohn was entitled to a commuting allowance of $50,000 per year. The value of this benefit is included in the “2011 Summary Compensation Table” under “All Other Compensation.”

Accounting and Tax Considerations

Section 162(m). Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the Code), generally disallows a tax deduction for compensation in excess of $1.0 million paid to each of our Chief Executive Officer and two other highest paid officers in office at year end. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Share-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. Our compensation committee has determined to retain for the foreseeable future our stock option and restricted stock unit program as the sole component of its long-term compensation program and to record this expense on an ongoing basis.

Compensation Policies and Practices as They Relate to Risk Management

We believe that our compensation policies and practices for all employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company. In making this determination, we assessed our executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of our compensation policies and practices and an analysis of our executive compensation program. Although we reviewed all our various compensation programs, we focused primarily on those characterized by variability in payout and the ability of a participant to directly affect payout, as well as the controls on participant action and payout under those programs. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to us as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of our compensation committee with regard to our executive compensation program.

Several features in our compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

•	The core principles outlined above and compensation program elements discussed below are designed to align goals with stockholder interests.

•	Pay typically consists of a mix of fixed and variable compensation, with the variable compensation designed to reward both short-and long-term corporate performance.

•

A significant portion of our executive officers’ total direct compensation is in the form of equity awards that usually vest over multiple years. Internal controls, the number of people involved and discipline over financial records, financial reporting, disclosure and external communications tend to mitigate the risk of any one individual to single handedly have a material influence on our financial reporting in a way that would materially increase the potential value of an individual’s equity award.

•

The funded pool of our annual bonus program is dependent upon company revenue performance relative to the annual plan and capped in total by our Board when the annual business plan is approved in the beginning of the year. All individual awards for executives from the pool are reviewed by our compensation committee in relation to the individual performance against specific preset objectives. All other awards to individual contributors are also reviewed by the committee for reasonableness and equity among the employees.

•	Our compensation committee has the ability to use, and has used, discretion to reduce payouts under the annual bonuses as appropriate to the circumstances.

Our determination that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company was based upon the considerations identified above.

Stockholder Advisory Votes

At the 2011 Annual Meeting we put forth two advisory votes: one asking stockholders to approve the compensation of our NEOs as disclosed in our 2011 Proxy Statement; and another regarding the frequency of such an advisory vote in future proxies. Our stockholders overwhelmingly approved our executive compensation as disclosed in our 2011 Proxy Statement. Regarding the advisory vote on the frequency of the vote on executive compensation, we received the most votes for a frequency of every 3 years, as was management’s recommendation. Our compensation committee took these voting results into consideration regarding in its review of our executives’ compensation for fiscal 2011, and has factored in our stockholders’ say-on-pay approval by maintaining essentially the same compensation practices for fiscal 2012. Our compensation committee has determined to hold an advisory vote every 3 years, but may have such a vote more frequently if our compensation committee and management feel it is appropriate.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Inphi Corporation’s management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Inphi Corporation that the Compensation Discussion and Analysis be included in Inphi Corporation’s proxy statement on Schedule 14A.

Respectfully submitted on April 11, 2012, by the members of the compensation committee of the Board of Directors:

Mr. Peter J. Simone, Chairman

Dr. Chenming C. Hu

Mr. David J. Ladd

Mr. Sam S. Srinivasan

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the years ended December 31, 2011, 2010 and 2009 for our former President and Chief Executive Officer, our Chief Financial Officer and our one other most highly compensated executive officer as of December 31, 2011, whom we refer to as our named executive officers.

Name & Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Young K. Sohn(3) Former President and Chief Executive Officer	2011	300,000	1,103,500	577,770	—	50,000	2,031,270
	2010	289,583	—	730,290	175,000	50,000	1,244,873
	2009	250,000	—	—	100,000	50,000	400,000

John Edmunds Chief Financial Officer and Chief Accounting Officer	2011	260,000	496,575	259,997	—	—	1,016,572
	2010	260,000	—	243,430	63,000	—	566,430
	2009	250,000	—	12,195	40,000	—	302,195

Ron Torten Vice President of Worldwide Sales and Acting Vice President of Worldwide Operations	2011	225,000	413,813	216,664	—	—	855,477
	2010	212,500	—	124,433	75,757	—	412,690
	2009	200,000	—	15,118	109,161	—	324,279

(1)	The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in note 12 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2011. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value. None of our executive officers forfeited any option awards in 2011.
(2)	Represents commuting allowance.
(3)	Mr. Sohn retired as our President and Chief Executive Officer on January 31, 2012.

Grants of Plan-Based Awards in 2011

The following table sets forth information on grants of plan-based awards in 2011 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Inventive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Securities Underlying ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
Name	Grant Date	Threshold($)	Target($)	Maximum($)
Young K. Sohn	4/7/11				50,000	—	—	1,103,500
	4/7/11					50,000	22.07	577,770
		—	150,000	300,000		—	—	—

John Edmunds	4/7/11				22,500	—	—	496,575
	4/7/11					22,500	22.07	259,997
		—	78,000	156,000		—	—	—

Ron Torten	4/7/11				18,750	—	—	413,813
	4/7/11					18,750	22.07	216,664
		—	67,500	135,000		—	—	—

(1)	The amounts reflect pre-established target awards as a percentage of base salary for fiscal year ended December 31, 2011, with the potential for actual awards under the plan to either exceed or be less than such funding depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of our compensation committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. There were no cash incentive plan payouts in 2011 as we did not achieve the performance objectives.
(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.
(3)	The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in note 12 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2011. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value. None of our executive officers forfeited any awards in 2011.

Narrative to 2011 Summary Compensation Table and Grants Plan-Based Awards in 2011 Table

Please see “—Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2011 Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options grants.

Outstanding Equity Awards at December 31, 2011

The following table presents certain information concerning equity awards held by our named executive officers at December 31, 2011.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested (#)(2)
Young K. Sohn	677,212	(3)	—		1.78	8/15/2017
	128,571	(4)	—		9.29	4/30/2020
			50,000	(5)	22.07	4/7/2021
							50,000	(5)	598,000

John Edmunds	183,221	(6)	—		1.96	3/12/2018
	12,857	(7)	—		1.47	2/25/2019
	42,856	(4)	—		9.29	4/30/2020
			22,500	(5)	22.07	4/7/2021
							22,500	(5)	269,100

Ron Torten	16,955	(3)	—		1.96	3/12/2018
	8,571	(7)	—		1.47	2/25/2019
	21,428	(4)	—		9.29	4/30/2020
	428	(3)	—		12.02	7/14/2020
			18,750	(5)	22.07	4/7/2021
							18,750	(5)	224,250

(1)	Except as otherwise noted, all option awards are subject to early exercise, and subject to our right of repurchase during the vesting period.
(2)	The amount represents the fair value of our common stock as of December 31, 2011, multiplied by unvested shares as of December 31, 2011. The closing price of our common stock on December 31, 2011 was $11.96.
(3)	This stock option is fully vested.
(4)	This stock option vests in a series of 48 successive equal monthly installments upon completion of each additional month of service over the 48-month period measured from the first anniversary of such optionee’s vesting commencement date.
(5)	This award vests as to 1/3rd of the total number of shares two years after the vesting commencement date, 1/3rd of the total number of shares three years after the vesting commencement date and 1/3rd of the total number of shares four years after the vesting commencement date. The stock option awards are not subject to early exercise.
(6)	This stock option vests as to 1/4th of the total number of shares subject to the option 12 months after the vesting commencement date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter.
(7)	This stock option vests in full after three years of service from the grant date.

Option Exercises and Stock Vested in 2011

The following table sets forth the number of shares acquired upon exercise of options by each named executive officer during 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)
Young K. Sohn	189,492	3,825,843
John Edmunds	—	—
Ron Torten	180,495	2,807,959

(1)	Value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price. The closing price of our common stock as listed on the NYSE on December 31, 2011 was $11.96.

Employment, Severance and Change in Control Arrangements

In July 2007, we entered into an offer letter agreement with Young K. Sohn, our Chief Executive Officer. This offer letter agreement set Mr. Sohn’s base salary at an annual rate of $250,000. Pursuant to the offer letter agreement, Mr. Sohn is entitled to a commuting allowance of $50,000 annually, or $4,167 per month. In addition, Mr. Sohn was granted options to purchase 1,220,703 shares of our common stock under the 2000 Stock Plan. Mr. Sohn is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Sohn’s offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by us. On June 8, 2010, we entered into an amendment to Mr. Sohn’s offer letter to conform his offer letter to the requirements of Section 409A of the Code.

Pursuant to Mr. Sohn’s offer letter agreement, if Mr. Sohn’s employment terminates after a “corporate transaction” as defined below, he will receive one year of benefits and salary. If he is involuntarily terminated within 18 months of a “corporate transaction,” then his options granted under the offer letter agreement will become fully vested. If Mr. Sohn’s employment is involuntarily terminated and his termination is not subsequent to a “corporate transaction”, as defined below, Mr. Sohn will receive one year of benefits. However, these provisions were superseded pursuant to a change of control severance agreement we entered into with Mr. Sohn on June 8, 2010. Under this change of control severance agreement, if Mr. Sohn is terminated by us without “cause,” as defined below, or if he is “involuntarily terminated,” as defined below, within 12 months of an Inphi

“change of control,” as defined below, Mr. Sohn will be entitled to receive a lump sum equal to 200% of the sum of his annual base salary, plus his annual target bonus as in effect on his termination date. In addition, if Mr. Sohn elects and pays to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), we will reimburse Mr. Sohn on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Sohn and his eligible dependents, until the earlier of (a) the end of the 24–month period following his termination date or (b) the date Mr. Sohn or his eligible dependents lose eligibility for COBRA continued coverage. We also agreed to accelerate the vesting of 100% of his unvested outstanding equity awards.

On January 31, 2012, Mr. Sohn retired as our President and CEO and from our Board effective as of February 1, 2012 (the Effective Date). Mr. Sohn will serve as a Senior Advisor until April 7, 2013 pursuant to a Senior Advisor Agreement dated February 1, 2012 (the Senior Advisor Agreement). Under the terms of the Senior Advisor Agreement, Mr. Sohn will receive $12,500 per month and (a) one-third (1/3) of the restricted stock units and one-third (1/3) of the stock options granted to Mr. Sohn on April 7, 2011, (b) 34,804 shares subject to the non-qualified stock options (NQ) granted to Mr. Sohn on April 30, 2010 (collectively referred to herein as the Continuing Equity) will remain outstanding and eligible to vest subject to his continued service pursuant to the terms and conditions of the Senior Advisor Agreement. In the event we (a) terminate the Senior Advisor Agreement other than for material breach by Mr. Sohn or (b) we are subject to a “change of control,” as defined below, during the term of the Senior Advisor Agreement and we (or our successor) terminate the Senior Advisor Agreement without “cause,” then the Continuing Equity shall immediately vest and become exercisable. For purposes of the Senior Advisor Agreement, “cause” means: (i) the commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, which has a material adverse effect on our business or affairs or our affiliates or stockholders; or (ii) the intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders; provided that for these purposes, no act or failure to act shall be considered “intentional” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in our best interests.

We also agreed to provide continued coverage under our health plan or, if not permitted under the terms of the plan, and if Mr. Sohn elects to continue group health insurance coverage under COBRA, will pay the monthly premium under COBRA for him and, if applicable, his dependents until the earliest of (a) the expiration of the Term (as defined in the Senior Advisor Agreement), (b) the expiration of his continuation coverage under COBRA or (c) the first day of Mr. Sohn’s eligibility to participate in a comparable group health plan maintained by a subsequent employer.

In December 2007, we entered into an offer letter agreement with John Edmunds, our Chief Financial Officer. This offer letter agreement set Mr. Edmunds’ base salary at an annual rate of $250,000. Pursuant to the offer letter agreement, Mr. Edmunds was entitled to a commuting allowance of $2,000 per month and a relocation allowance of up to $25,000 in the event he relocates to Westlake Village. However, it was agreed that instead of receiving this commuting allowance, we would reimburse Mr. Edmunds for travel expenses incurred for traveling between our headquarters in Sunnyvale, California and Westlake Village, California. In addition, Mr. Edmunds was granted options to purchase 183,221 shares of common stock under the 2000 Stock Plan. Mr. Edmunds is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Edmunds’ offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by us.

The offer letter agreement further provided that if Mr. Edmunds’ employment terminates within 18 months after a “corporate transaction”, as defined below, his option granted under his offer letter agreement will accelerate as to 50% of the unvested shares. These provisions were superseded pursuant to a change of control severance agreement we entered into with Mr. Edmunds on June 8, 2010. Under this change of control severance agreement, if Mr. Edmunds is terminated by us without “cause,” as defined below, or if he is “involuntarily terminated,” as defined below, within 12 months of an Inphi “change of control,” as defined below, Mr. Edmunds will be entitled to receive a lump sum equal to 150% of the sum of his annual base salary, plus his annual target bonus as in effect on his termination date. In addition, if Mr. Edmunds elects and pays to continue health insurance under COBRA, we will reimburse Mr. Edmunds on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Edmunds and his eligible dependents, until the earlier of (a) the end of the 18-month period following his termination date or (b) the date Mr. Edmunds or his eligible dependents lose eligibility for COBRA continued coverage. We also agreed to accelerate the vesting of 100% of his unvested outstanding equity awards.

On February 1, 2012, we entered into an offer letter agreement with Dr. Tamer, our President and CEO. This offer letter agreement set Dr. Tamer’s base salary at an annual rate of $300,000 (to be pro-rated for any partial year of service). Pursuant to this offer letter agreement, Dr. Tamer is eligible to receive a bonus in an amount up to 50% of base salary (as pro-rated for any partial year of service) through participation in our annual cash incentive program. In addition, Dr. Tamer was granted an option to purchase 557,645 shares of our common stock, which will vest over four years commencing on February 1, 2012 (the Vesting Commencement Date) with one-fourth of the shares vesting on the one-year anniversary of the Vesting Commencement Date and the remaining shares vesting in a series of 36 equal monthly installments thereafter. Dr. Tamer was also granted an RSU for 278,822 shares, which will vest over four years commencing on the Vesting Commencement Date with one-half of the shares vesting on the two-year anniversary of the Vesting Commencement Date and one-quarter of the shares vesting on each of the third and fourth anniversaries of the Vesting Commencement Date.

We also entered into a severance and change of control agreement with Dr. Tamer dated February 1, 2012, which includes, among other provisions, (a) payment of 200% of Dr. Tamer’s annual base salary, plus the annual target bonus, and acceleration of vesting and exercisability of 100% of his outstanding equity awards (subject to certain limitations set forth in the Severance Agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within 3 months prior to a “change of control”; provided, however, if the definitive agreement pursuant to which we will be subject to a “change of control” is entered into within 12 months following Dr. Tamer’s start date, then his outstanding equity awards will only accelerate to the extent necessary to ensure that each equity award is vested with respect to 50% of the shares subject to such equity award, and (b) payment of 100% of Dr. Tamer’s annual base salary, plus the annual target bonus, in the event he is “involuntarily terminated” more than 12 months following a “change of control” or more than 3 months prior to a change of control and (1) if such termination occurs within 1 year of his start date, then the unvested shares subject to his equity awards that would have vested as of such termination date if the equity awards had been subject to monthly vesting will vest and become exercisable or (2) if such termination occurs following the one year anniversary of his start date, then his outstanding equity awards will accelerate with respect to 25% of the then unvested shares.

For purposes of the offer letter agreements above, “corporate transaction” is defined as: (a) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (b) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company.

For purposes of the change of control agreements above, “involuntarily terminated” is defined as (a) a reduction in compensation by greater than 10%, unless part of a general reduction in compensation applicable to our senior executives, (b) relocation of job site by more than 50 miles, or (c) a material reduction in job responsibilities, change in title or change in reporting structure.

Except as otherwise noted, the term “cause” is defined as (a) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our the business or affairs or that of our affiliates or stockholders, (b) intentional or willful misconduct or refusal to follow the lawful instructions of our Board, or (c) intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders.

The term “change of control” is defined as the occurrence of any one of the following events:

•	the approval by our stockholders of our liquidation or dissolution or the sale or disposition of all or substantially all of our assets;

•	a merger or consolidation where we are not the surviving entity;

•	any person or persons becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of our then outstanding voting securities; or

•

a change in the composition of our Board, as a result of which fewer than a majority of the directors who are currently on our Board or who are elected, or nominated for election, to our Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (a), (b) or (c), or in connection with an actual or threatened proxy contest relating to our election of directors.

Potential Payments Upon Termination and Change of Control

The following table shows the potential payments that would have been paid to our named executive officers if they had been involuntarily terminated on December 31, 2011.

	Involuntary Termination without a Change of Control	Involuntary Termination Following a Change of Control
Name	Health Care Benefits ($)	Severance Payments Attributable to Salary ($)	Value of Accelerated Equity Awards ($)		Health Care Benefits ($)
Young K. Sohn	48,166	750,000	378,574	(1)	80,079
John Edmunds	—	468,000	310,031	(2)	75,014
Ron Torten	—	—	—		—

(1)	The amount represents the fair market value per share of our common stock as of December 31, 2011, less the option exercise price ($9.29 and $22.07) multiplied by the unvested options as of December 31, 2011 (157,144 options) and the fair value of our common stock as of December 31, 2011 multiplied by the unvested restricted stock units as of December 31, 2011 (50,000 shares). The closing price of our common stock on December 31, 2011 was $11.96.
(2)	The amount represents the fair market value per share of our common stock as of December 31, 2011, less the option exercise price ($1.47, $1.96, $9.29 and $22.07) multiplied by unvested options as of December 31, 2011 (74,889 options) and the fair value of our common stock as of December 31 2011 multiplied by the unvested restricted stock units as of December 31, 2011 (22,500 shares). The closing price of our common stock on December 31, 2011 was $11.96.

No executive will receive a gross-up payment if the executive officer is required to pay excise tax under Section 4999 of the Code.

In addition to the benefits described above, upon a merger, consolidation, sale, transfer or other disposition of all or substantially all of our assets in the event of a complete liquidation or dissolution, our 2000 Stock Plan provides that the successor corporation or its parent or subsidiary will assume, substitute or replace an equivalent award for each outstanding award under the 2000 Stock Plan. If there is no assumption or substitution of outstanding awards, such awards will become fully vested and exercisable.

Effective February 1, 2012, Mr. Sohn retired as our President and CEO. See “Employment, Severance and Change in Control Arrangements” above for a description of the severance benefits Mr. Sohn received in connection with his retirement.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Inphi’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Inphi’s independent accountants and reviewing their reports regarding Inphi’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Inphi’s management is responsible for preparing Inphi’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Inphi’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Inphi’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Inphi and its management, including the matters in those written disclosures. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The audit committee has discussed with management the procedures for selection of consultants and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The audit committee has discussed with Inphi’s management and its independent registered public accountants, with and without management present, their evaluations of Inphi’s internal accounting controls and the overall quality of Inphi’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Inphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Respectfully submitted on April 11, 2012, by the members of the audit committee of the Board of Directors:

Mr. Sam S. Srinivasan, Chairman

Mr. David J. Ladd

Mr. Peter J. Simone

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our audit committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2012. Our Board has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Inphi and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2009, 2010 and 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the years ended December 31, 2011 and 2010, were as follows:

Services Provided	2011	2010
Audit Fees	$928,224	$1,257,189
Audit-Related Fees	—	45,184
Tax Fees	205,439	433,666
All Other Fees	1,800	1,500

Total Fees	$1,135,463	$1,737,539

Audit Fees. The aggregate fees billed for the year ended December 31, 2011 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act, the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and services rendered in connection with our Form S-1 related to secondary public offering, The aggregated fees billed for the year ended December 31, 2010 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, comfort letter consents and other matters related to the SEC.

Audit-Related Fees. For the year ended December 31, 2011, there were no fees billed by PricewaterhouseCoopers LLP for professional services rendered under “Audit-Related Fees” above. The aggregate fees billed for the year ended December 31, 2010 were for professional services related to the 2009 audit of Winyatek Technology Inc. acquired in June 2010.

Tax Fees. The aggregate fees billed for the years ended December 31, 2011 and 2010 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business, the review of research and development credits and net operating loss carryover, and services related to our tax returns, including our subsidiaries.

All Other Fees. For the years ended December 31, 2011 and 2010, the aggregate fees billed were for annual subscription of on-line library of authoritative accounting and auditing literature.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, our audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your audit committee will review its future selection of our independent registered public accountants.

Our Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2011, except Mr. Ladd had a late Form 4 filing.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2013 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 26, 2012. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2013 Annual Meeting of Stockholders will be ineligible for presentation at the 2013 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Inphi at the principal executive offices of Inphi. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Inphi stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054, or call our Investor Relations department at (408) 217-7300 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary

Santa Clara, California

April 25, 2012

Inphi’s 2011 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Inphi Corporation at 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 13, 2012, the stockholder was entitled to vote at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

INPHI CORPORATION

May 24, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://investors.inphi.com/phoenix.zhtml?c=237726&p=irol-irhome

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230000000000000000 0 052412

BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Class II directors:

FOR ALL NOMINEES

NOMINEES:

Diosdado P. Banatao

Ford Tamer

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants.

3. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

INPHI CORPORATION

This proxy is solicited by the Board of Directors

for use at the Annual Meeting of Stockholders of Inphi Corporation on May 24, 2012.

The undersigned hereby constitute(s) and appoint(s) Ford Tamer and John Edmunds, and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Inphi Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Inphi Corporation to be held on May 24, 2012 and at any adjournments thereof, upon matters referred to in the Notice of the 2012 Annual Meeting of Stockholders of Inphi Corporation and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF CLASS II DIRECTORS AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

14475